Exhibit 99.1

Summary of Report of Cleary Gottlieb Steen & Hamilton LLP

In March and April 2005, Cleary Gottlieb presented its factual findings and recommendations to the Audit Committee and the outside directors on Phase I of the Independent Review. Phase I was occasioned by a letter from counsel for the former CFO alleging that she had been asked to resign from the Company because of her insistence on accurate financial reporting. The letter further commented adversely on the “tone at the top” set by senior management of the Company and its insistence on meeting earnings targets in the third quarter of 2004, and suggested that in one instance the Company had misused material non-public information. The principal factual findings in Phase I included the following:

•       The former CFO was not asked to resign because of her insistence on accurate financial reporting.

•       The Company’s “tone at the top” is characterized by a performance culture with an emphasis on setting aggressive targets, tracking performance and meeting commitments. This focus on earnings performance is neither unusual nor problematic; however, the Independent Review concluded that this performance culture did not consistently extend with the same rigor or commitment to the financial reporting and compliance areas. The Company had a regular practice of looking to the balance sheet as a source of earnings.

•       With one small possible exception, the Independent Review did not identify any accounting adjustments in the third quarter of 2004 that the people involved knew to be false.

•       The preparation of consolidated financial statements in conformity with GAAP requires management to make extensive use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Significant portions of the Company’s financial results are the product of estimates that are made at the end of reporting periods. In some instances, the assumptions underlying estimates were not well documented, and in others the estimates appeared subjective. Given the Company’s performance culture, the timing of estimates in the reporting cycle and the subjectivity involved in setting these estimates, possibilities for abuse are created.

•       The Independent Review did not find evidence supporting the former CFO’s suggestion that in one incident there had been misuse of material non-public information.

In May 2005, Cleary Gottlieb presented its factual findings and recommendations to the Audit Committee and the outside directors on Phase II of the Independent Review. Phase II was occasioned by a pseudonymous email to PwC alleging improprieties in the Company’s Moving Services North America segment. Phase II involved an independent review of these allegations and related matters from the time period of 2002 through the third quarter of 2004. The principal factual findings in Phase II included the following:

•       The Independent Review concluded that almost all the allegations made in the pseudonymous email were without merit.

•       The review did, however, disclose other errors and control weaknesses, which are summarized below:

•        The Moving Services North America segment inappropriately took approximately $502,000 into income as a lump sum in the third quarter of 2003. This amount represents the accumulated excess amount since 1996 in an account funded by deductions from revenue to be paid to agents and set aside to pay for goods or services provided to customers at no charge. The internal process by which the decision was made to take these amounts into income was seriously flawed. Among other things, the information provided to the Corporate Controller and the Audit Committee in 2003 about this matter was incomplete.

•        The Independent Review confirmed that changes in estimating methodology related to purchased transportation expenses (“PTE”) implemented during the 24 month period ended September 30, 2004 were appropriate, improved the quality of the estimates, and were not “reversed engineered” to hit earnings targets. The review did, however, note that Company personnel had made numerous errors such as math errors, inconsistent application of current methodology and use of incorrect or incomplete data when calculating the entries for this account. In addition, the Company did not disclose in its public filings for the third quarter of 2004 that approximately $1.7 million of net income for the quarter resulted from a change in estimating methodology rather than from business operations.

•        In addition to the confirmation of the GAAP appropriate accounting methodology for purchased transportation expenses the review confirmed that the actuarial triangle method used by the Company to calculate cargo claims reserves was also consistent with GAAP.

•        Changes in the cargo claims reserve methodology for several units within Moving Services North America in the fourth quarter of 2002 that increased income by approximately $2.4 million were inadequately disclosed in the Company’s public filings. Changes in the cargo claims reserve methodology for two divisions within Moving Services North America in the second quarter of 2003 that increased income by approximately $771,000 were not disclosed in the Company’s public filings. The Company failed to increase cargo claims reserves in the third quarter of 2004 by a small amount ($170,000) that would have been consistent with its previous practice.

•        The Company made numerous mistakes in calculating several of the accounting issues under review and applied given methodologies inconsistently in several quarters reviewed. The Independent Review did not conclude that these mistakes and inconsistencies occurred with a view to helping the Company or Moving Services North America meet earnings targets.

In August 2005, Cleary Gottlieb presented its factual findings and recommendations to the Audit Committee and the outside directors on Phase III of the Independent Review. The principal factual findings in Phase III included the following:

•       The Independent Review did not reveal a scheme to misstate the Company’s financial statements.

•       A number of accounting entries being corrected as part of the restatement were made without acceptable support or sufficient documentation. In a number of instances, while evidence does not demonstrate that the misstatements were made intentionally, it cannot be ruled out.

•       The finance function of the Company at the time had insufficient resources and public company accounting expertise. Certain accounting personnel with the Company at the time lacked adequate qualifications, supervision and training. In some instances, certain senior finance and accounting personnel failed to probe issues beyond general inquiries and failed to provide adequate oversight with regard to accounting and financial matters surrounding post-acquisition integration.

•       The Company’s internal controls in effect at the time failed to prevent and detect misstatements in a timely manner.

•       The Independent Review (in all phases) involved a full review of approximately $27.4 million in misstatements, having a cumulative profit and loss effect of approximately $20.4 million. The Independent Review involved limited procedures on the remaining items sufficient to confirm that these items involved a low risk that the persons responsible for the misstatements knew that the statements were erroneous.

•       These misstatements from the Global Relocation Services segment (approximately $2.9 million reviewed in all phases) arose from excessive reliance on subjective “judgment,” misapplications of GAAP at various levels in the financial organization and a failure to inform the corporate controller’s group adequately about certain accounting entries.

•       These misstatements in the Network Services Segment (approximately $14.5 million reviewed in all phases) arose from inadequate financial resources in the segment in terms of number, qualifications and experience of personnel. These difficulties, along with shortcomings in financial information systems, resulted in a series of mistakes and supervisory lapses at junior and senior levels.

•       These misstatements in the Moving Services Europe & Asia Pacific segment (approximately $1.5 million reviewed in all phases) resulted from a limited understanding of U.S. GAAP by local finance personnel in Europe, inadequate training, failure to consult superiors on U.S. GAAP matters, and in some instances a failure to follow up by U.S. finance personnel.

At the conclusion of the Independent Review, Cleary Gottlieb summarized its findings and developed a series of recommendations for improvement.

The Audit Committee has adopted the recommendations of Cleary Gottlieb in their entirety and directed management to implement them along with numerous other of the Company’s actions as part of management’s comprehensive remediation plan. The principal recommendations of Cleary Gottlieb included the following:

•       Implement disciplinary actions that the Audit Committee deems appropriate in light of the findings in Cleary Gottlieb’s report.

•       Establish clear lines of authority within the finance and accounting functions of the Company and enable senior personnel within those functions to exercise their responsibilities with sufficient resources and visibility.

•       Improve the Company’s compliance and risk reduction programs.

•       Increase the Disclosure Committee’s role in reviewing the Company’s public filings and disclosure and implement a more rigorous process for making materiality determinations.

•       Enhance the Company’s accounting and information technology systems.

•       Improve communication with the Audit Committee to provide assurance that the Company is adhering to its accounting policies and regularly reports on any estimation methodology changes.

•       Consider simplifying the estimation methodology for PTE and cargo claims reserves in the Moving Services North America segment, and make corrective disclosure relating to PTE and cargo claims methodology changes.

•       Enhance the Company’s process controls regarding intercompany reconciliations.

•       Enhance the Company’s processes controls surrounding the acquisition of businesses by the Company.

•       Conduct a comprehensive Moving Services Europe & Asia Pacific balance sheet review.

•       Additionally, adopt the recommendations described within management’s remediation plan, which include the following:

•        Improve the quality and resource levels of the finance staff.

•        Enhance all fundamental accounting policies and procedures and improve the availability of up-to-date policy manuals to all with a need to know.

•        Establish a formal procedure for the approval of all changes in accounting procedures or evaluation methods to insure a consistency in accounting practices over time.

•        Enhance training for accounting and finance personnel on foundational reconciliation procedures and fundamentals of GAAP.

•        Develop a periodic review procedure that ensures any procedural inconsistencies across business units are justified.

•        Improve and formalize the Company’s processes for documenting and reviewing non-standard accounting entries and accounting judgments.

The Audit Committee is closely monitoring the implementation of the remediation plan. In addition, the Board and management are in the process of taking appropriate disciplinary action in response to the findings and recommendations of Cleary Gottlieb.